                                 EXHIBIT 10.3
                                      TO
                                   FORM 10-K
                              FOR THE YEAR ENDED
                               DECEMBER 31, 1999



"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

       GENE TRANSFER TECHNOLOGY LICENSE AGREEMENT


Effective this 18th day of February, 1992,

       IMMUNEX CORPORATION, a corporation of the state of Delaware, having its principal place of business at 51 University Street, Seattle, Washington 98101, hereinafter referred to as "Immunex,"

  and
       TARGETED GENETICS CORPORATION, a corporation of the state of Washington, having its principal place of business at 1201 Western Avenue, Seattle, Washington 98101, hereinafter referred to as "TGC", hereby agree and declare as follows:

  Section 1: Background
  ---------------------

     1.1 In the course of conducting basic research in molecular biology, retrovirology, oncogenesis, immunology and hematopoiesis, Immunex has developed certain technology enabling transfer and expression of heterologous DNAs in mammalian cells (the "Gene Transfer Technology").

     1.2 Immunex believes that the Gene Transfer Technology may have value in treatment and prevention of human and animal diseases, for example genetic diseases such as hemophilia, sickle cell anemia. cystic fibrosis, Huntington's disease, phenylketonria, Duchenne muscular dystrophy, and others.

     1.3 Immunex has formed TGC to develop the Gene Transfer Technology for use in genetic therapy.

     1.4 Immunex is willing to grant to TGC, and TGC desires to acquire from Immunex, certain exclusive rights to the Gene Transfer Technology for use in genetic therapy.

     1.5 Accordingly, Immunex and TGC (the "Parties") have elected to enter into this Agreement to achieve the objectives set forth in this Article.

Section 2: Definitions

     2.1  "Affiliate" of a Person (the "Subject") shall mean a person that
          -----------
directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Subject "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock.

     2.2  "Biological Materials" means, without limitation, all cell lines,
           --------------------
vectors, retroviral DNA constructions, and any and all other biological materials owned or controlled by Immunex which are transferred by Immunex to TGC hereunder, for example, the materials listed in Exhibit A. As used herein, "ownership and control" shall mean possession of the right to grant a valid license of the scope set forth in Section 3.1 herein.

     2.3  "Closing" shall have the meaning assigned to that term in paragraph
          ---------
4.2 hereof.

     2.4  "Closing Date" shall mean February 18. 1992, upon which TGC shall have
          --------------
issued and transferred to Immunex 4,800,000 shares of Series A Preferred Stock.

     2.5  "Field" means research, development, manufacturing and marketing of
           -----
products and services which are used to transfer heterologous genetic material into cells of a host patient, or to transplant cells or organs comprising cells which have incorporated heterologous genetic material to a host patient, for genetic therapy of human or animal diseases or undesirable conditions.

     2.6  "Immunex Improvements" shall have the meaning set forth in Section 7.2
           ---------------------
hereof.

     2.7  "Information" means, without limitation, public or nonpublic technical
           -----------
or other information, whether or not patented, trade secrets, know-how, processes, concepts, ideas, data, experimental methods and results, assays, descriptions, business or scientific plans, depictions, supplier lists, nucleic acid sequence listings and any other written, printed, or electronically stored materials relating to the foregoing including intellectual property of any nature whatsoever.

2.8  "Licensed Patent Rights" shall mean the U.S. and foreign patent
      ----------------------
applications listed in Exhibit B, and rights under any patents or patent applications licensed exclusively within the Field to TGC as Improvements hereunder, and any patent issued or issuing upon any of the foregoing patents or applications, or any counterpart, reissue, extension, continuation, division or continuation-in-part thereof.

     2.9  "Licensed Technology" means, collectively, the Biological Materials
           -------------------
and all Information transferred by Immunex to TGC concerning use of the Biological Materials and any additional Information transferred to TGC as an Improvement hereunder.

     2.10  "Person" shall mean an individual, a corporation, a partnership, an
            ------
association, an organization, a firm, a trust or a government agency.

     2.11  "Preferred Stock" shall mean Targeted Genetics Corporation Series A
            ---------------
Preferred Stock, as set forth in the Certificate of Designations, Rights and Preference of Series A Preferred Stock attached hereto as Exhibit C.

     2.12 "TGC Improvements" shall have the meaning set forth in Section 7.3 hereof.

  Section 3: Grant of Licenses
  ----------------------------

     3.1  Field-Limited Exclusive License. Effective as of the Closing, and
          -------------------------------
subject to the continued fulfillment of all other terms and conditions of this Agreement, Immunex hereby grants to TGC a fully paid worldwide sole and exclusive (against Immunex and all other Persons) right and license, including the right to grant sublicenses and to authorize further sublicenses, in each case expressly limited to the Field, to (a) make, use and sell products and services incorporating or derived from the Licensed Technology; and (b) to make, use and sell products or processes covered by one or more claims of the Licensed Patent Rights.

     3.2  Best Efforts. TGC shall employ its best efforts in the exploitation of
          ------------
the rights granted hereunder to research and commercially develop the Licensed Technology, Licensed Patent Rights and Improvements for use in genetic therapy.

Section 4: Issuance and Delivery of Preferred Stock
---------------------------------------------------

     4.1 Delivery at Closing. In consideration of the rights granted to TGC by
         -------------------
Immunex under this Agreement, TGC shall issue and deliver to Immunex 4,800,000 shares of Series A Preferred Stock at the Closing.

     4.2  Closing. The execution of this Agreement, grant of licenses set forth
          -------
in Section 3 hereof, and delivery of the Common Stock hereunder shall take place on the Closing Date at 9:00 a.m., Seattle time, at the offices of Immunex in Seattle, Washington, or at such other time and place as Immunex and TGC may otherwise agree.

  Section 5: Representations and Warranties of TGC
  ------------------------------------------------

     5.1  Corporate Existence. TGC is a corporation duly organized, validly
          -------------------
existing and in good standing under the laws of the state of Washington with powers adequate for executing and performing this Agreement and issuing the Common Stock to Immunex hereunder.

     5.2  Authorization. The execution, delivery and performance of this
          -------------
Agreement, including the issuance of the Common Stock, have been duly authorized by all necessary corporate action required by the Articles of Incorporation and Bylaws of TGC and all applicable laws.


     5.3  Due Execution: Binding Effect This Agreement has been duly executed
          -----------------------------
and delivered by TGC and is a legal, valid and binding obligation of TGC, enforceable against TGC in accordance with its terms.

     5.4  Authorized Capitalization. The authorized capital of TGC consists of
          -------------------------
the following:

        5.4.1  Common Stock. Forty Million (40,000,000) shares of common stock,
               ------------
               $.0l par value per share (the "Common Stock"), of which 300,000 shares were issued and outstanding as of February 18, 1992.

        5.4.2  Preferred. Fifteen Million (15,000,000) shares of Preferred
               ---------
          Stock, of which 4,800,000 were issued and outstanding as of February 18, 1992.

Section 6: Representations and Warranties of Immunex
----------------------------------------------------

     6.1  Corporate Existence. Immunex is a corporation duly organized, validly
          -------------------
existing and in good standing under the laws of the state of Delaware with powers adequate for executing and performing this Agreement and granting the licenses to TGC hereunder.

     6.2  Authorization. The execution, delivery and performance of this
          -------------
Agreement including the granting of licenses hereunder, have been duly authorized by all necessary corporate action on the part of Immunex

     6.3  Due Execution: Binding Effect. This Agreement has been duly executed
          ------------------------------
and delivered by Immunex and is a legal, valid and binding obligation of Immunex, enforceable against Immunex in accordance with its terms.

     6.4  No Conflicts. The execution, delivery and performance of this
          ------------
Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of Immunex or any agreement document instrument indenture or other obligation of Immunex;

     6.5  Right to Grant Licenses. To the best of its knowledge as of the
          -----------------------
Closing, Immunex owns all rights in and title to the Licensed Patent Rights and Licensed Technology and is free of any obligations preventing Immunex from providing to TGC the rights and licenses granted herein. Notwithstanding the foregoing, Immunex makes no representation or warranty hereunder with respect to TGCs freedom to employ any recombinant DNA technologies or methods for gene therapy without securing additional licenses from other persons. Immunex makes no representation or warranty concerning title to or the right to transfer any reagents or Biological Materials which Immunex or TGC acquired in whole or in part from any other Person.

  Section 7: Technology Transfer
  ------------------------------

     7.1  Transfer of Technical Information and Biological Materials by Immunex.
          ---------------------------------------------------------------------
Within a reasonable time following the Closing, Immunex shall disclose to TGC the Information and such Biological Materials listed in Exhibit A as TGC shall request, plus any additional materials, reagents or Information which Immunex and TGC agree will be useful in commencing TGC operations. With such disclosure, Immunex shall provide or make available to TGC viable samples of the Biological Materials. To the extent that any Biological Materials listed in Exhibit A are identified generically and not by reference to specific plasmids or samples, Exhibit A shall be considered to constitute a general guideline only. Except as provided in Section
7.2 hereof, Immunex shall not be required to search for, identify or transfer more than one viable sample or embodiment of any Biological Materials identified generically in Exhibit A, or to transfer any Biological Materials to TGC after the one-year start-up period referenced in Section 8.1.

     7.2  Disclosure and Licensing of Immunex Improvements. For a period of
          ------------------------------------------------
seven (7) years from the Closing Date, Immunex shall, from time to time, disclose to TGC Information concerning new techniques, biological materials, inventions and developments discovered or developed by Immunex which, in the sole opinion of Immunex, relate to and would be useful in the Field (collectively, "Immunex Improvements"). In the event that any Immunex Improvement disclosed to TGC hereunder is materially useful in the research, development manufacturing or marketing of TGC's products or services within the Field, Immunex shall, upon the request of TGC, grant TGC a nonexclusive, worldwide, fully-paid royalty-free right and license to such Immunex Improvement solely for use within the Field. Immunex shall not grant a license to another Person for an Immunex Improvement which TGC can demonstrate will be reasonably useful to it in conducting its business within the Field. Immunex and TGC shall, in appropriate cases, negotiate reasonable terms under which a non-exclusive license to an Immunex Improvement may be made exclusive. Each such license shall be included within the scope of the rights and licenses granted to TGC pursuant to Section 3.1 hereof and shall be subject to all other terms and conditions of this Agreement. Notwithstanding the foregoing, Immunex shall not be obligated to disclose any Information or grant any right or license with respect to any Information which is or has been developed by Immunex on behalf of or in collaboration with another Person, if Immunex is obligated by an agreement with such Person to maintain such Information in confidence or is otherwise restricted with respect to the use of such Information, nor shall Immunex be obligated to grant any rights to TGC which would tend to place TGC in direct or indirect competition with Immunex, or any sublicensee or Affiliate of Immunex, with respect to the manufacture, use or sale of any product which Immunex or such sublicensee or Affiliate intends to develop for uses outside the Field. Any license granted to TGC by Immunex hereunder which relates to a therapeutic product developed or acquired by Immunex shall expressly exclude the right to sell such product if such product has any use outside the Field.

     7.3  Disclosure and Licensing of TGC Improvements. For a period of seven
          --------------------------------------------
(7) years from the Closing Date, TGC shall, from time to time, disclose to Immunex Information concerning new techniques, biological materials, inventions and developments discovered or developed by TGC, including any new cytokines discovered or developed by TGC (collectively, "TGC Improvements"). TGC shall, upon the request of Immunex, grant Immunex a nonexclusive license to any such TGC Improvement solely for use internally by Immunex or a sublicensee of Immunex in research, development or manufacturing operations. During the term of this Agreement TGC shall not enter into any agreement or make any commitment that would contravene or materially derogate Immunex's rights or ability to obtain the foregoing license from TGC under Sections 7.3, 7.4, 7.5 or
7.6 hereof.

     7.4  New Cytokines. In the event that TGC discovers a new cytokine, or
          -------------
identifies a biological activity indicating the possibility of a previously uncharacterized cytokine during the period referenced in Sections 7.2 and 7.3, above, information regarding the discovery shall be promptly communicated to the other party. The parties shall thereafter confer to determine the most appropriate means for commercial application of the discovery. Such means may include an exclusive license to Immunex for therapeutic uses, the terms of which shall be subject to good-faith negotiation between the parties.

     7.5  Right of First Disclosure. Prior to disclosing any TGC Improvement
          -------------------------
(whether or not relating to the Field) to an unrelated third party for purposes of licensing, TGC shall provide Immunex with a reasonably complete disclosure of such Improvement and such additional information as Immunex may reasonably request in order to evaluate the Improvement If Immunex is interested in securing a license to such Improvement Immunex will provide TGC with a written licensing offer within sixty (60) days following receipt of such disclosure from TGC, which TGC may accept or reject.

     7.6  Right of First Refusal. Prior to transferring rights to an unrelated
          ----------------------
third party in any Improvement for which Immunex has provided TGC with a licensing offer as provided in Section 7.5 hereof, TGC shall provide Immunex with a confidential disclosure of all material terms of the proposed transaction. Immunex shall have thirty (30) days from the date of disclosure to provide TGC with an offer meeting or exceeding the terms disclosed to Immunex, which TGC may accept or reject TGC's right to accept any offer made by Immunex pursuant to this or the preceding Section shall expire thirty (30) days following the date of receipt of the offer, unless otherwise agreed by the Parties.

     7.7  Confidentiality Obligations. With respect to Information, Biological
          ---------------------------
Materials or Improvements disclosed hereunder by Immunex to TGC or TGC to Immunex, the Party receiving such disclosure shall, during the life of this Agreement and for a period of five (5) years after the termination or expiration of this Agreement maintain the confidential and proprietary status of such Information, Biological Materials, or Improvements and otherwise use the same degree of care as it exercises with respect to its own confidential information to prevent disclosure of the same to any third party, and shall not use the same for any purpose other than exercising any right or rights granted to it herein; provided, however, that nothing herein shall restrict either party with respect to the disclosure and/or use of information which the recipient party can show (i) was in its possession at the time of its receipt of the same from the disclosing party as shown by contemporaneous written records, or (ii) was in the public domain at the time of its receipt from the disclosing party or thereafter becomes part of the public domain other than as a result of an act or omission to act on the part of the recipient party, or (iii) was received from a third party having the right to disclose such information. Specific information shall not be deemed to be within the exceptions of the preceding sentence merely because it is embraced by more general information within such exceptions, nor shall a combination of elements be deemed to be within such exceptions merely because the individual elements are within such exceptions.

     7.8  Permitted Disclosures. Notwithstanding the provisions of Section 7.7,
          ---------------------
TGC and Immunex may, to the extent necessary, disclose and use confidential information disclosed to them by the other Party:
     (a) for purposes of securing institutional or government approval to clinically test or government approval to market any product or service; or
(b) where the disclosure and use of such confidential information will be useful or necessary to the procurement of patent protection for an Immunex Improvement or TGC Improvement provided that each Party shall have been notified of such disclosure and that any such disclosure shall be in confidence and subject to provisions the same, or substantially the same, as those in Section
7.7 hereof, whenever reasonably possible.

     7.9  Compliance with Export Control Laws. All use and disclosure of
          -----------------------------------
Information, Biological Materials and Improvements acquired pursuant to this Agreement and the exercise of patent rights granted hereunder shall be subject to and in compliance with the export control regulations of the United States of America.

  Section 8: Technical and Administrative Assistance
  --------------------------------------------------

     8.1 Start-up. For a period of one (1) year following the Closing, Immunex shall provide reasonable access to its facilities by TGC personnel in order to permit TGC to complete the transfer of technology contemplated by this Agreement and initiate the operations of TGC. During this period, Immunex shall provide space in its laboratories and storage facilities, and adequate laboratory supplies, to enable TGC personnel to begin work and maintain and transfer the Biological Materials. Immunex shall maintain reserve stocks and cultures of the Biological Materials during such period to reasonably facilitate a successful transfer to the facilities of TGC. TGC shall reimburse Immunex for all direct labor and supply costs associated with such services as well as reasonable charges for associated direct and indirect overhead costs based upon TGC's actual use of Immunex facilities and supplies.

       8.2  Continuing Technical Support. For a period of five (5) years
            ----------------------------
following the Closing Date, Immunex shall provide TGC with the following technical services:
  (a)  oligonucleotide synthesis;
  (b)  protein and DNA sequencing;
  (c)  use of fluorescence-activated cell sorter
  (d)  biological assays routinely conducted by Immunex; and
  (e) such other services as TGC and Immunex determine by mutual agreement The cost and quantity of all services to be provided by Immunex to TGC pursuant to this paragraph shall be specified in written workplans and budgets, which shall be negotiated on an annual basis prior to the time such services are to be provided. The charges to TGC by Immunex shall reflect Immunex full costs, including reasonable charges for direct and indirect overheads and applicable general and administrative expenses.

       8.3  Continuing Administrative Services. For a period of three (3) years
            ----------------------------------
following the Closing, Immunex shall provide TGC reasonable assistance with administrative services, including accounting, patent general legal, information systems, public relations, finance, regulatory affairs, clinical affairs, health and safety, human resources, and management consulting. All such services shall be provided only to the extent that Immunex's resources are available, after meeting all of Immunex's own requirements, and TGC shall reimburse Immunex for all direct labor costs associated with such services as well as reasonable charges for associated direct and indirect overheads and applicable general and administrative expenses.

  Section 9: Reports
  ------------------

     9.1  Commercialization Progress Reports. Within sixty (60) days following
          ----------------------------------
the last day of each calendar half-year, beginning with the first calendar half-year following the Closing Date, TGC shall provide a written Commercialization Progress Report to Immunex setting forth TGC's progress in research, development and commercialization of genetic therapy products and services using the Licensed Technology during such half-year, as well as TGC's goals and objectives for use of the Licensed Technology during the following half-year and five-year periods. This obligation shall continue for a period of seven (7) years following the Closing Date. All such Reports shall be deemed to be TGC confidential information for purposes of Section 7.7 hereof.

     9.2  Immunex Reports. Immunex shall permit TGC personnel to attend Immunex
          ---------------
research meetings, seminars and conferences which Immunex and TGC agree are appropriate to TGC's activities within the Field. All TGC personnel who attend such meetings shall be required to execute a confidentiality agreement suitable to Immunex to protect Immunex proprietary and confidential information. In addition, Immunex shall provide to TGC a biannual written summary of any Immunex research findings applicable to the Field which have not been previously disclosed to TGC hereunder. All such disclosures shall be deemed to be Immunex confidential information for purposes of Section 7.7 hereof.

  Section 10: Patent Infringement
  -------------------------------

     10.1   Notification of Infringement. TGC shall notify Immunex of any
            ----------------------------
infringement by third parties of any patent within Licensed Patent Rights and shall provide Immunex with the available evidence, if any, of such infringement.

     10.2   Enforcement of Licensed Patents. Immunex shall retain the sole right
            -------------------------------
at its sole discretion, to enforce Licensed Patent Rights against third-party infringers; provided, however, that so long as TGC holds an exclusive license hereunder, in the event that an unlicensed third party is infringing Licensed Patent Rights to the material detriment of TGC, and Immunex fails to take action to abate the infringement within six (6) months after receipt of notice pursuant to Section 6, TGC shall be entitled to enforce Licensed Patent Rights as its sole remedy hereunder. Immunex shall cooperate with TGC in the enforcement of Licensed Patent Rights.

     10.3  No Warranty of Non-Infringement. Nothing in this Agreement shall be
           -------------------------------
construed as a representation made or warranty given by Immunex that the practice by TGC of any right or license granted hereunder, or use of any Information, Biological Materials or Improvements will not infringe the patent or proprietary rights of any third party.

  Section 11: Indemnification and Financial Responsibility
  --------------------------------------------------------

     11.1  Disclaimer. While it is expected that the Information and Biological
           ----------
Materials provided by Immunex to TGC pursuant to this Agreement will not present a risk of personal injury, bodily injury or property damage, the Parties recognize that genetic therapy is an experimental therapy having largely unknown risks and benefits. Accordingly, Immunex does not warrant or guarantee that any beneficial results will be obtained, and Immunex will not be liable to TGC, its licensees, employees, officers, directors, shareholders, customers, or any participant in genetic therapy clinical trials for any reason, except for third party losses or expenses which are caused by the gross negligence or willful misconduct of Immunex. TGC recognizes that the use of the Information and Biological Materials provided to it by Immunex hereunder, or materials made using the Information or Biological Materials, may involve health, safety or other hazards to persons or property. Immunex will transmit to TGC all relevant information in the possession of Immunex to minimize such hazards. However, Immunex does not warrant the accuracy, completeness or suitability of such information or that its use will eliminate all hazards to users of the information, or employees or customers of TGC. All Information provided to regulatory agencies or users of products or services developed by TGC, including health and safety information and instructions for use, shall be determined by and be the sole responsibility of TGC.

     11.2.  Immunex Right to Indemnification. Consistent with the foregoing, TGC
            --------------------------------
shall defend, indemnify and hold Immunex harmless against any and all liability, damage, loss, cost or expense (including attorneys' fees) resulting from any claim, suit or other action, whether based upon negligence, warranty, strict liability, violation of government regulation or any other theory of liability, arising out of or based on TGC's activities within the Field, including without limitation the use of any Information or Biological Materials transferred to TGC hereunder for any purpose or practice of Licensed Patent Rights, except claims based upon the gross negligence or willful misconduct of Immunex. Upon the filing of any such claim or suit Immunex shall promptly notify TGC and permit TGC at TGC's cost to defend such claim or suit and shall cooperate in the defense thereof. Neither Immunex nor TGC shall enter into any settlement of any such suit without the express written consent of the other party. Immunex may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of TGC and will cooperate with TGC and its insurer in the disposition of any such matter.

     11.3  Evidence of Financial Responsibility. TGC shall not (a) market
           ------------------------------------
distribute or sell any product or service for treatment of human beings which is based upon the Information or Biological Materials transferred or licensed to TGC by Immunex hereunder,
          (b) conduct or have conducted any clinical trials involving human beings and the use or administration of a product or service which is based upon the Information or Biological Materials transferred or licensed to TGC by Immunex hereunder or

        (c) grant any rights to or otherwise enable a third party to use, sell, test or administer any product or service for treatment of human beings which is based upon the Information or Biological Materials transferred or licensed to TGC by Immunex hereunder, unless TGC shall have first:

          (1) obtained the prior written consent of Immunex to such action; or

          (2) provided Immunex with a certificate of insurance proving that TGC or a third party has in force, during the term of this Agreement and reasonable time thereafter, a policy or policies of insurance including personal and advertising injury, products and completed operations coverage, which will indemnify or pay on behalf of Immunex, its directors, officers and employees against liability claims (including attorneys' fees and legal and other necessary expenses) for injury or damages arising from the manufacture, use, sale or distribution of any product or service developed hereunder using the Information or Biological Materials transferred or licensed to TGC by Immunex (hereinafter "Claims") and which:

               (i) is written in an amount not less than ten million dollars ($10,000,000) per occurrence or claim, having a self-insured retention not greater than one million dollars ($1,000,000), for liability arising out of bodily injury, personal injury, death or property damage (self-insured retentions under such policy are the sole responsibility of TGC); and
               (ii) is endorsed to name Immunex, its directors, officers and employees as additional insureds under such policy of insurance;
               (iii) which contains an endorsement that the required coverage will not be reduced, materially altered, nonrenewed or cancelled without first giving at least thirty (30) days' prior written notice to Immunex;
               (iv) which is endorsed to provide coverage that is primary and noncontributory with any insurance or self-insurance program maintained by Immunex; and
               (v) which is of a financial and management quality acceptable to Immunex. Immunex shall have the right to designate a reasonable period following termination of this Agreement during which TGC shall maintain insurance as described above if TGC has engaged in any of the acts defined in subparagraphs (a), (b) or (c) above prior to termination. Immunex and TGC shall review the requirements of this Section 11.3 from time to time in view of TGC's scientific, clinical and financial progress, in order to remove any unreasonable impediments to TGC's operations while protecting Immunex from liability for Claims resulting from TGC's operations hereunder.

Section 12: Term and Termination
--------------------------------

     12.1  Term. This Agreement shall be effective as of the Closing and shall
           ----
continue in full force and effect, unless earlier terminated as provided hereinafter, until the expiration of the last to expire of any patent within the scope of Licensed Patent Rights, or until December 31,2011, whichever date shall last occur. Following termination under this paragraph, all rights licensed to TGC hereunder shall become irrevocable.

     12.2 Termination for Breach.  Either Party shall have the right to
          ----------------------
terminate this Agreement and any license or sublicense granted hereunder upon thirty (30) days' written notice to the other of the other Party's material breach of this Agreement if such Party has failed to cure such breach within thirty (30) days' notice thereof.

     12.3  Termination by TGC. TGC may terminate this Agreement in its entirety
           ------------------
at any time upon sixty (60) days' written notice to Immunex.

     12.4  Other Termination. Should TGC (1) become insolvent or unable to pay
           -----------------
its debts as they mature, or (2) make an assignment for the benefit of creditors, or (3) permit or procure the appointment of a receiver or trustee for its assets, or (4) become the subject of any bankruptcy, insolvency or similar proceeding, then Immunex be provided within (60) days with a written plan of reorganization or other document setting forth a plan under which the assets and licenses transferred to TGC hereunder will be conserved and employed to further the objectives of this Agreement. Immunex shall have the right to accept or reject such plan, and in the event of rejection, may at any time thereafter on written notice to TGC, effective forthwith, terminate this Agreement and any sublicenses granted by TGC hereunder.

     12.5  Effect of Termination. Upon termination of this Agreement under
           ---------------------
Sections 12.3 or 12.4 hereof, or upon termination by Immunex pursuant to Section
12.2 hereof, all licenses and sublicenses granted to TGC by Immunex hereunder, including any sublicenses granted by TGC, shall terminate simultaneously and all Immunex rights shall revert to Immunex; provided however, that any license granted by TGC pursuant to Section 7.2 hereunder shall not terminate; upon such termination TGC shall return to Immunex all Licensed Technology, however embodied. Upon termination of this Agreement by TGC under Section 12.2 hereof, the licenses granted by TGC to Immunex under Section 7.3 hereunder shall terminate but the licenses granted by Immunex to TGC under Sections 3.1 and 3.2 hereof shall not terminate.

     12.6  Survival. Termination or expiration of this Agreement, in whole or in
           --------
part, shall be without prejudice to the right of any party who is not in default hereunder to receive all payments accrued and unpaid at the effective date of such expiration or termination, to the remedy of either party in respect to any previous breach of any of the covenants herein contained and to any other provisions herein which expressly or necessarily call for performance after such expiration or termination. The confidentiality and nonnuse provisions of Section 7 and the indemnification and financial responsibility provisions of Section 11 shall survive expiration or termination.

  Section 13: General Provisions
  ------------------------------

     13.1  Notices. Any notice, request, approval, or other document required or
           -------
permitted to be given under this Agreement shall be in writing and shall be deemed to have been officially given when delivered in person, transmitted by telex, telecopy, telegraph, or deposited in the mail, postage prepaid, for mailing by first class, certified or registered mail, return receipt requested, addressed as follows:

     If to TGC, addressed to:

     Targeted Genetics Corporation
     1201 Western Avenue
     Seattle, Washington 98101
     Attn:  President

     If to Immunex, addressed to:

     Immunex Corporation
     51 University Street
     Seattle, Washington 98101
     Attn:  General Counsel
or to such other address or addresses as may be specified from time to time in a written notice.

     13.2  Limitation upon Assignment This Agreement and the rights granted
           --------------------------
hereunder to Immunex may be assigned by Immunex to any third party at any time; provided, however, that the rights and obligations of this Agreement shall not be assignable by TGC without the written consent of Immunex.

     13.3  Washington Law. This Agreement shall in all respects, including all
           --------------
matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington applicable to contracts entered into in that state between citizens of that state and to be performed entirely within that state without reference to any rules governing conflicts of laws.

     13.4  Relationship of the Parties. Nothing in this Agreement is intended or
           --------------- --- -------
shall be deemed to constitute a partnership, agency, employer, employee or joint venture relationship between the Parties.

     13.5  Use of Names. Neither Party shall use the name of the other in any
           ------------
publication, press release, or other public disclosure without the express written consent of the other.

     13.6  Severability. In the event that any one or more of the provisions of
           ------------
this Agreement shall for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties thereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable the Parties shall meet to discuss which steps should be taken to remedy the situation; elsewhere this Agreement shall not be effected.

     13.7  Entire Agreement. This Agreement constitutes the entire agreement of
           ----------------
the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respective of the subject matter hereof. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the Parties.

     IN WITNESS WHEREOF, TGC and Immunex have caused this Agreement to be executed in duplicate counterpart originals by their duly authorized representatives.

IMMUNEX CORPORATION              TARGETED GENETICS CORPORATION

By    /s/ Michael L. Kranda      By  /s/ H. Stewart Parker

Its   President                  Its    President

Date  2/24/92                    Date   2/18/92

                                  Schedule A

Materials to be made available to TGC by Immunex
[*]



[*] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

  APPENDIX A:  cytokines and cytokine receptors

[*]

[*] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a grant of confidential treatment.

  APPENDIX B:  mammalian expression constructs